Exhibit 99.1

Compass Diversified Declares First Quarter 2023 Distributions on Common and Series A, B and C Preferred Shares
Westport, Conn., April 3, 2023 – Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that its Board of Directors (the “Board”) has declared a quarterly cash distribution of $0.25 per share on the Company’s common shares (the “Common Shares”). The distribution for the three months ended March 31, 2023 is payable on April 27, 2023 to all holders of record of Common Shares as of April 20, 2023.
The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Series A Preferred Shares”). The distribution on the Series A Preferred Shares covers the period from, and including, January 30, 2023, up to, but excluding, April 30, 2023. The distribution for such period is payable on April 30, 2023 to all holders of record of Series A Preferred Shares as of April 15, 2023. The payment will occur on May 1, 2023, the next business day following the payment date.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covers the period from, and including, January 30, 2023, up to, but excluding, April 30, 2023. The distribution for such period is payable on April 30, 2023 to all holders of record of Series B Preferred Shares as of April 15, 2023. The payment will occur on May 1, 2023, the next business day following the payment date.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series C Preferred Shares (the “Series C Preferred Shares”). The distribution on the Series C Preferred Shares covers the period from, and including, January 30, 2023, up to, but excluding, April 30, 2023. The distribution for such period is payable on April 30, 2023 to all holders of record of Series C Preferred Shares as of April 15, 2023. The payment will occur on May 1, 2023, the next business day following the payment date.
CODI’s common and preferred cash distributions should generally constitute “qualified dividends” for U.S. federal income tax purposes to the extent they are paid from “earnings and profits” (as determined under U.S. federal income tax principles), provided that the requisite holding period is met. To the extent that the amount of the cash distributions exceeds earnings and profits, such distribution will first be treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in the shares, and thereafter be treated as a capital gain from the sale or exchange of such shares. In addition, shareholders subject to tax rules regarding “unrelated business taxable income” (or “UBTI”) will no longer be allocated UBTI from CODI, allowing ownership by certain retirement accounts that previously created tax implications.
About Compass Diversified (“CODI”)
Since its founding in 1998, and IPO in 2006, CODI has consistently executed on its strategy of owning and managing a diverse set of highly defensible, middle-market businesses across the niche industrial, branded consumer and healthcare sectors. The Company leverages its permanent capital base, long-term disciplined approach, and actionable expertise to maintain controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability. For more information, please visit compassdiversified.com.
Forward Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI and its subsidiaries. Words such as "believes," "expects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2022 and in other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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